Exhibit 99.1
ALLEGIANT TRAVEL COMPANY FIRST QUARTER FINANCIAL RESULTS
First quarter 2022 GAAP diluted (loss) per share of $(0.44)
First quarter 2022 diluted (loss) per share, excluding recognition bonus(1) of $(0.12)(1)(2)

LAS VEGAS. May 4, 2022 — Allegiant Travel Company (NASDAQ: ALGT) today reported the following financial results for the first quarter 2022, as well as comparisons to prior years:

Consolidated	Three Months Ended March 31,			Percent Change
(unaudited) (in millions, except per share amounts)	2022	2021	2019	YoY	Yo3Y
Total operating revenue	$500.1	$279.1	$451.6	79.2%	10.7%
Total operating expense	492.9	254.5	360.5	93.6	36.7
Operating income	7.2	24.6	91.1	(70.6)	(92.1)
Income (loss) before income taxes	(10.6)	8.7	73.9	(221.9)	(114.3)
Net income (loss)	(7.9)	6.9	57.1	(214.7)	(113.8)
Diluted earnings (loss) per share	$(0.44)	$0.42	$3.52	(204.8)	(112.5)

(1) Recognition bonus awarded despite not meeting internal profit-sharing targets
(2) Denotes a non-GAAP financial measure. Refer to the Non-GAAP Presentation section within this document for further information

"The first quarter marked a sizable shift in the demand environment," stated Maurice J. Gallagher, Jr., chairman and CEO of Allegiant Travel Company. "For the first time since the onset of the pandemic, we observed both load factor and TRASM improvements over 2019 during the month of March. Despite a nearly 40 percent increase in the cost per fuel gallon throughout the quarter, we recognized a more than 21 percent operating margin during March. These demand trends have persisted, and we now expect second quarter total revenue to be up as much as 30 percent compared to 2019 revenue.

"We continue making progress on further expanding our Allegiant 2.0 strategy. We are awaiting DOT approval for our joint venture with Viva Aerobus and are on track to begin selling flights to Mexico by the end of the year. Our Allways Allegiant World Mastercard continues to exceed expectations. New cardholders were up 99 percent compared to the first quarter of 2019. During 2021 we averaged 10,000 new cardholders per month while in this most recent quarter we added 45 thousand (March was the first month with more than 18 thousand cardholders acquired). Our Allways Rewards program now has more than one million active members. Rewards members average more total itineraries annually as well as higher ancillary and third-party take rates compared to non-members. Overall our total ancillary fare per passenger was nearly $68 for the quarter. During the quarter we began accepting reservations for our Sunseeker Resort which is due to open this time next year. Although too early to determine trends, the average daily rate for bookings to date is more than 50 percent higher than the average daily rate we used in our model.

"We have adjusted our growth rate for the second quarter to better align with the high fuel cost environment and prioritize operational performance. We now expect capacity to increase roughly 12 percent year-over-three year. We expect these capacity adjustments will help drive TRASM increases of nearly 20 percent during the second quarter. Additionally, I have been encouraged by improvements in operational performance the past several weeks. While we are mindful of future slowdowns in the economy as the Fed begins its necessary tightening, we are bullish our historic industry leading performances in difficult times will continue as well as the substantial opportunities we see for new routes and continued growth in the coming years.

"In closing I want to thank our more than five thousand team members for their efforts throughout the quarter. The operating environment continues to be a challenge. In recognition of their hard work, we approved a special bonus accrual consistent with levels paid to our team members during 2019, despite not meeting internal profit-sharing targets during the quarter."

First Quarter 2022 Results

•Loss before income taxes of $10.6 million
•GAAP operating income of $7.2 million, yielding an operating margin of 1.4 percent
•Achieved a 21 percent operating margin during the month of March, despite a more than 40 percent increase in the average fuel cost per gallon throughout the quarter
•Consolidated EBITDA(2) of $53.5 million, yielding an EBITDA margin of 10.7 percent
•Total operating revenue was $500.1 million, up 10.7 percent year over three-year
•Scheduled capacity up 18.7 percent year over three-year
•Continued sequential improvement in load factor, with March loads exceeding March of 2019, the first load factor improvement over 2019 since the onset of the pandemic
•Fixed fee revenue of $13.4 million, up 26.6 percent year over three-year, with March being the third highest performing month for fixed fee revenue in company history
•TRASM down 6.3 percent for the quarter versus 2019, but March TRASM in excess of March of 2019 on capacity growth of 14.4 percent
•Total average fare of $131.15, up 2.7 percent from the first quarter of 2019
•Total average fare - third party products of $6.06, up 21.0 percent year over three-year driven by Allways Allegiant World Mastercard strength
•131 percent growth in Allways Allegiant World Mastercard cash compensation during the quarter, as compared with 2019
•11 of the past 12 months have been top performing months for new cardholder acquisitions with March activity a program record of 18 thousand new cardholders
•Operating CASM, excluding fuel and recognition bonus (1) (2) of 6.95 cents, up 4.2 percent when compared with the first quarter of 2019, driven primarily by costs related to increased irregular operations
•Expanded the network by announcing 12 new routes and one new aircraft base in Provo, Utah, bringing total routes served to 617 and 132 cities

(1) Recognition bonus awarded despite not meeting internal profit-sharing targets
(2) Denotes a non-GAAP financial measure. Refer to the Non-GAAP Presentation section within this document for further information

Balance Sheet, Cash and Liquidity

•Total cash and investments at March 31, 2022 were $1.2 billion
•$176.0 million in total operating cash inflow for the first quarter 2022
•Total debt at March 31, 2022 was $1.8 billion
•Net debt at March 31, 2022 was $563.0 million, a more than 40 percent reduction from pre-pandemic levels
•Debt principal payments of $37.3 million during the quarter
•Air traffic liability at March 31, 2022 was $453 million
•Balance related to future scheduled flights is $394 million
•Balance related to travel vouchers issued for future use is $59 million

Airline Capital Expenditures

•First quarter capital expenditures of $74 million, which included $56 million for aircraft pre-delivery deposits, used aircraft induction costs, and other related costs, as well as $18 million in other airline capital expenditures
•First quarter deferred heavy maintenance spend was $7 million

Sunseeker Resort

•Updated budget to $618 million, primarily due to inflationary pressures on materials as well as supply chain delays
•Anticipated opening second quarter 2023
•Total project spend as of March 31, 2022 was $275 million with $87 million funded by debt and the remaining $188 million funded by Allegiant
•First quarter capital expenditures were $64 million, of which 100 percent was funded by debt

Guidance, subject to revision	Previous	Current

Second Quarter 2022 guidance

System ASMs - year over three-year change(1)		9.0 to 13.0%
Scheduled Service ASMs - year over three-year change(1)		10.0 to 14.0%

Total operating revenue - year over three-year change(1)		28 to 32%

Operating CASM, excluding fuel - year over three-year change(1)		12.0 to 16.0%

Fuel cost per gallon		$4.00

Full year 2022 guidance

Airline CAPEX
Aircraft, engines, induction costs, and pre-delivery deposits (millions)		$255 to $265
Capitalized deferred heavy maintenance (millions)		$85 to $95
Other airline capital expenditures (millions)		$95 to $105

Interest expense (millions) (2)		$85 to $95
Recurring principal payments (millions)		$150 to $160

Sunseeker Resorts - Charlotte Harbor Project (millions)
Total projected project spend	$618
Allegiant contributions through March 31, 2022	$188
Allegiant contributions remaining to be spent	$80
Project spend funded by debt through March 31, 2022	$87
Remaining project spend expected to be funded by debt	$263

(1) Year over three-year percentage changes compare 2022 to 2019
(2) Includes capitalized interest related to pre-delivery deposits on new aircraft as well as the construction of Sunseeker Resorts - Charlotte Harbor

Aircraft Fleet Plan by End of Period

•Updated fleet count shifting three aircraft inductions into 2023 due to labor and supply chain constraints

Aircraft - (seats per AC)	1Q22	2Q22	3Q22	YE22
A319 (156 seats)	35	35	35	35
A320 (177 seats)	22	22	22	22
A320 (186 seats)	55	58	64	67
Total	112	115	121	124
The table above is provided based on the company’s current plans and is subject to change

Allegiant Travel Company will host a conference call with analysts at 4:30 p.m. ET Wednesday, May 4 to discuss its first quarter 2022 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiantair.com. The webcast will also be archived in the “Events & Presentations” section of the website.

Allegiant Travel Company
Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with the people, places and experiences that matter most. Since 1999, Allegiant Air has linked travelers in small-to-medium cities to world-class vacation destinations with all-nonstop flights and industry-low average fares. Today, Allegiant's fleet serves communities across the nation, with base airfares less than half the cost of the average domestic round trip ticket. For more information, visit us at Allegiant.com. Media information, including photos, is available at http://gofly.us/iiFa303wrtF.

Media Inquiries: mediarelations@allegiantair.com

Investor Inquiries: ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future airline operations, revenue and expenses, available seat mile growth, expected capital expenditures, the timing of aircraft acquisitions and retirements, the number of contracted aircraft to be placed in service in the future, our ability to consummate announced aircraft transactions, number of possible future markets that may be served, the implementation of a joint alliance with Viva Aerobus, the development of our Sunseeker Resort, as well as other information concerning future results of operations, business strategies, financing plans, industry environment and potential growth opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," “guidance,” "anticipate," "intend," "plan," "estimate", “project”, “hope” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the impact and duration of the COVID-19 pandemic on airline travel and the economy, liquidity issues resulting from the effect of the COVID-19 pandemic on our business, restrictions imposed on us as a result of accepting grants and loans under the payroll support programs, an accident involving, or problems with, our aircraft, public perception of our safety, our reliance on our automated systems, our reliance on third parties to deliver aircraft under contract to us on a timely basis, risk of breach of security of personal data, volatility of fuel costs, labor issues and costs, the ability to obtain regulatory approvals as needed , the effect of economic conditions on leisure travel, debt covenants and balances, the ability to finance aircraft to be acquired, the ability to obtain necessary U.S. and Mexican government approvals to implement the announced alliance with Viva Aerobus and to otherwise prepare to offer international service, terrorist attacks, risks inherent to airlines, our competitive environment, our reliance on third parties who provide facilities or services to us, the possible loss of key personnel, economic and other conditions in markets in which we operate, the ability to successfully develop a resort in Southwest Florida, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,			Percent Change
	2022	2021	2019	YoY	Yo3Y
OPERATING REVENUES:
Passenger	$463,961	$256,695	$419,977	80.7%	10.5%
Third party products	22,480	13,622	17,141	65.0	31.1
Fixed fee contracts	13,386	7,692	10,575	74.0	26.6
Other	282	1,115	3,929	(74.7)	(92.8)
Total operating revenues	500,109	279,124	451,622	79.2	10.7
OPERATING EXPENSES:
Salaries and benefits	134,010	117,950	119,411	13.6	12.2
Aircraft fuel	164,137	82,848	99,682	98.1	64.7
Station operations	65,744	43,094	38,965	52.6	68.7
Depreciation and amortization	46,343	43,174	36,182	7.3	28.1
Maintenance and repairs	27,820	23,371	22,824	19.0	21.9
Sales and marketing	22,350	11,609	20,926	92.5	6.8
Aircraft lease rental	6,132	4,720	—	29.9	—
Other	26,202	17,776	22,554	47.4	16.2
Payroll Support Programs grant recognition	—	(91,758)	—	100.0	—
Special charges	142	1,738	—	(91.8)	—
Total operating expenses	492,880	254,522	360,544	93.6	36.7
OPERATING INCOME	7,229	24,602	91,078	(70.6)	(92.1)
OTHER (INCOME) EXPENSES:
Interest expense	19,791	16,788	18,083	17.9	9.4
Interest income	(773)	(463)	(3,201)	67.0	(75.9)
Capitalized interest	(1,216)	—	(1,503)	—	(19.1)
Loss on extinguishment of debt	—	—	3,677	—	(100.0)
Other, net	(6)	(393)	103	(98.5)	105.8
Total other expenses	17,796	15,932	17,159	11.7	3.7
INCOME (LOSS) BEFORE INCOME TAXES	(10,567)	8,670	73,919	(221.9)	(114.3)
INCOME TAX PROVISION (BENEFIT)	(2,686)	1,801	16,795	(249.1)	(116.0)
NET INCOME (LOSS)	$(7,881)	$6,869	$57,124	(214.7)	(113.8)
Earnings (loss) per share to common shareholders:
Basic	($0.44)	$0.42	$3.52	(204.8)	(112.5)
Diluted	($0.44)	$0.42	$3.52	(204.8)	(112.5)
Weighted average shares outstanding used in computing earnings per share attributable to common shareholders(1):
Basic	17,954	16,167	16,011	11.1	12.1
Diluted	17,954	16,167	16,013	11.1	12.1
(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock. The Basic and Diluted earnings per share calculations for the periods presented reflect the two-class method mandated by ASC Topic 260, "Earnings Per Share." The two-class method adjusts both the net income and the shares used in the calculation. Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
(Unaudited)

	Three Months Ended March 31,			Percent Change(1)
	2022	2021	2019	YoY	Yo3Y
OPERATING STATISTICS
Total system statistics:
Passengers	3,734,262	2,334,503	3,450,278	60.0%	8.2%
Available seat miles (ASMs) (thousands)	4,620,144	4,013,989	3,910,239	15.1	18.2
Operating expense per ASM (CASM) (cents)(5)	10.67	6.34	9.22	68.3	15.7
Fuel expense per ASM (cents)	3.55	2.06	2.55	72.3	39.2
Operating CASM, excluding fuel (cents)(5)	7.12	4.28	6.67	66.4	6.7
ASMs per gallon of fuel	86.5	90.4	84.1	(4.3)	2.9
Departures	28,494	25,684	25,200	10.9	13.1
Block hours	69,655	60,373	59,819	15.4	16.4
Average stage length (miles)	920	898	904	2.4	1.8
Average number of operating aircraft during period	109.5	97.3	79.6	12.5	37.6
Average block hours per aircraft per day	7.1	7.4	8.3	(4.1)	(14.5)
Full-time equivalent employees at end of period	4,728	3,998	4,067	18.3	16.3
Fuel gallons consumed (thousands)	53,438	44,426	46,474	20.3	15.0
Average fuel cost per gallon	$3.07	$1.86	$2.14	65.1	43.5
Scheduled service statistics:
Passengers	3,709,104	2,323,302	3,421,538	59.6	8.4
Revenue passenger miles (RPMs) (thousands)	3,558,045	2,166,417	3,191,045	64.2	11.5
Available seat miles (ASMs) (thousands)	4,512,315	3,921,090	3,802,132	15.1	18.7
Load factor	78.9%	55.3%	83.9%	23.6	(5.0)
Departures	27,637	24,947	24,344	10.8	13.5
Block hours	67,829	58,851	57,963	15.3	17.0
Average seats per departure	175.6	173.6	171.4	1.2	2.5
Yield (cents) (2)	6.59	6.26	7.47	5.3	(11.8)
Total passenger revenue per ASM (TRASM) (cents)(3)	10.78	6.89	11.50	56.5	(6.3)
Average fare - scheduled service(4)	$63.22	$58.38	$69.64	8.3	(9.2)
Average fare - air-related charges(4)	$61.87	$52.11	$53.10	18.7	16.5
Average fare - third party products	$6.06	$5.86	$5.01	3.4	21.0
Average fare - total	$131.15	$116.35	$127.75	12.7	2.7
Average stage length (miles)	926	902	908	2.7	2.0
Fuel gallons consumed (thousands)	52,110	43,306	45,068	20.3	15.6
Average fuel cost per gallon	$3.01	$1.82	$2.13	65.4	41.3
Percent of sales through website during period	96.0%	93.3%	93.6%	2.7	2.4
Other data:
Rental car days sold	367,094	275,584	471,598	33.2	(22.2)
Hotel room nights sold	72,539	56,208	105,015	29.1	(30.9)
(1) Except load factor and percent of sales through website, which is percentage point change
(2) Defined as scheduled service revenue divided by revenue passenger miles.
(3) Various components of this measurement do not have a direct correlation to ASMs. These figures are provided on a per ASM basis to facilitate comparison with airlines reporting revenues on a per ASM basis
(4) Reflects division of passenger revenue between scheduled service and air-related charges in Company's booking path
(5) 2021 operating CASM includes the benefit from the PSP2 and PSP3

Summary Balance Sheet

Unaudited (millions)	March 31, 2022 (unaudited)	December 31, 2021	Percent Change
Unrestricted cash and investments
Cash and cash equivalents	$403.1	$363.4	10.9%
Short-term investments	808.9	819.5	(1.3)
Total unrestricted cash and investments	1,212.0	1,182.9	2.5
Debt
Current maturities of long-term debt and finance lease obligations, net of related costs	140.5	130.1	8.0
Long-term debt and finance lease obligations, net of current maturities and related costs	1,634.5	1,612.5	1.4
Total debt	1,775.0	1,742.6	1.9
Debt, net of liquidity	563.0	559.7	0.6
Total Allegiant Travel Company shareholders’ equity	1,222.3	1,223.6	(0.1)

EPS Calculation

The following table sets forth the computation of net income (loss) per share, on a basic and diluted basis, for the periods indicated (share count and dollar amounts other than per-share amounts in table are in thousands):

	Three Months Ended March 31,
	2022	2021
Basic:
Net income (loss)	$(7,881)	$6,869
Less income allocated to participating securities	—	(103)
Net income (loss) attributable to common stock	$(7,881)	$6,766
Earnings (loss) per share, basic	$(0.44)	$0.42
Weighted-average shares outstanding	17,954	16,167
Diluted:
Net income (loss)	$(7,881)	$6,869
Less income allocated to participating securities	—	(103)
Net income (loss) attributable to common stock	$(7,881)	$6,766
Earnings (loss) per share, diluted	$(0.44)	$0.42
Weighted-average shares outstanding (1)	17,954	16,167

(1) Dilutive effect of common stock equivalents excluded from the diluted per share calculation is not material.

Appendix A
Non-GAAP Presentation
Three Months Ended March 31, 2022 and 2021
(Unaudited)

Net loss excluding recognition bonus and net loss per share excluding recognition bonus both eliminate the effect of a recognition bonus awarded despite not meeting internal profit-sharing targets. As such, these are non-GAAP financial measures.

EBITDA, as presented in this press release, is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). It is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We caution investors that amounts presented in accordance with this definition may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA in the same manner.

We use EBITDA to evaluate our operating performance and liquidity and this is among the primary measures used by management for planning and forecasting of future periods. We believe the presentation of EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. EBITDA has important limitations as an analytical tool. These limitations include the following:

•EBITDA does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•EBITDA does not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;
•although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA does not reflect the cash required to fund such replacements; and
•other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Presented below is a quantitative reconciliation of EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net income (loss). We believe the presentation of EBITDA is relevant and useful for investors because it allows them to better compare our results to other airlines.

In addition to EBITDA as defined above, we have included a separate EBITDA as defined by certain credit agreements. This measurement of EBITDA adjusts for Sunseeker net loss, stock compensation expense, amortization of debt issuance costs, (gain)/loss on disposal of assets, tax provision - in excess of cash paid, special non-recurring items, and other items.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measures in this press release to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net loss and net loss per share and a reconciliation of the non-GAAP measures to the most comparable GAAP measure. Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for operating income (loss), net income (loss) or other measures of financial performance prepared in accordance with GAAP. Our use of these non-GAAP measures may not be comparable to similarly titled measures employed by other companies in the airline and travel industry. The reconciliation of each of these measures to the most comparable GAAP measure for the periods is indicated below.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended March 31,
2022
Reconciliation of net (loss) excluding recognition bonus and (loss) per share excluding recognition bonus (millions except per share numbers)
Net (loss) before income taxes as reported (GAAP)	$(10.6)
Recognition bonus	7.7
(Loss) before income taxes excluding recognition bonus	(2.9)
(Benefit) for income taxes as reported GAAP	(2.7)
(Benefit) for income taxes excluding recognition bonus	(0.7)
Net (loss) excluding recognition bonus	(2.2)

Diluted shares as reported (GAAP) (thousands)	17,954
Diluted earnings (loss) per share as reported (GAAP)	(0.44)
Diluted (loss) per share excluding recognition bonus	(0.12)

Three Months Ended March 31,
2022
Reconciliation of CASM and CASM excluding fuel and recognition bonus (millions, unless otherwise noted)
Operating expense as reported (GAAP)	$492.9

Recognition bonus	(7.7)
Operating expense excluding recognition bonus(1)	485.2
Fuel expense as reported	(164.1)
Operating expense excluding fuel and recognition bonus (1)	321.1

Available seat miles (ASMs) (thousands)	4,620,144

Operating expense per ASM as reported (CASM) (cents)	10.67
Operating expense per ASM (CASM) (cents)	10.50

Operating CASM, excluding fuel as reported (cents)	7.12
Operating CASM, excluding fuel and recognition bonus (cents)	6.95

Three Months Ended March 31,
2022
Reconciliation of consolidated EBITDA to EBITDA as defined by certain credit agreements (millions)
Net income (loss)	$(7.9)
Interest expense, net	17.8
Income tax provision (benefit)	(2.7)
Depreciation and amortization	46.3
Consolidated EBITDA (1)	53.5
Adjusting items as defined per credit agreements (2)	68.2
EBITDA as defined by certain credit agreements (1)	121.7

(1) Denotes non-GAAP figure
(2) Adjusting items include the following: Sunseeker net loss, stock compensation expense, amortization of debt issuance costs, (gain)/loss on disposal of assets, tax provision - in excess of cash paid, and other special non-recurring items